Exhibit 99.1

Highlands Bancorp, Inc. Reports Results for the First Quarter Ended March 31, 2011

VERNON, N.J.--(BUSINESS WIRE)--April 27, 2011--Highlands Bancorp, Inc. (OTCBB: HSBK.OB) parent company of Highlands State Bank, reported a first quarter net income of $227,000 compared to net income of $78,000 for the same period in 2010. First quarter net income available to common stockholders was $148,000 or $.08 per diluted share compared to a net loss of $1,000 or $.00 per diluted share, for the same period in 2010. Both 2011 and 2010 reflect the impact of the dividends and accretion on the preferred stock issued to the United States Treasury in 2009 under the Treasury’s Capital Purchase Program (“CPP”).

Net interest income increased by $120,000 to $1,548,000 for the first quarter of 2011 when compared to net interest income of $1,428,000 for the three month period ended on March 31, 2010 as a result of loan portfolio growth and a lower cost of funds. The provision for loan losses decreased by $142,000 to $51,000 for the first quarter of 2011 when compared to the same period of 2010 due to stabilization in the level of non-performing assets. Charge-offs for the first quarter of 2011 were $73,000 compared to $106,000 in the first quarter of 2010. Recoveries of previously charged off loans totaled $64,000 for the first quarter of 2011, compared to $5,000 for the same period in 2010. Non-interest income increased $31,000 to $138,000 for the first three months of 2011, primarily due to gains from the sales of investment securities. Non-interest expenses increased by $144,000 to $1,408,000 for the quarter compared to the similar period of 2010 as a result of higher real estate owned (“REO”) expenses and problem loan related costs and legal fees, as well as increased data processing and payroll costs due to growth of the company.

The Company’s total assets were $162.4 million on March 31, 2011, decreasing $1.8 million or 1.1% when compared to total assets of $164.2 million at December 31, 2010. Deposits increased $4.0 million or 2.9% from $136.4 million on December 31, 2010 to $140.4 million on March 31, 2011. Net loans outstanding on March 31, 2011 were $121.8 million compared to $121.0 million on December 31, 2010, an increase of 0.6%. Non-accrual loans were unchanged as of March 31, 2011 when compared to December 31, 2010, at $4.1 million, or approximately 4.0% of total loans.

The Company serves as the holding company for Highlands State Bank. Highlands State Bank is a full service community bank headquartered in Vernon, New Jersey with branch offices in Sparta and Totowa, New Jersey. Highlands State Bank provides deposit and loan banking services to consumers and businesses in northern New Jersey.

Forward-Looking Statements

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance. These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company’s control and could impede its ability to achieve these goals. These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, and results of regulatory exams, among other factors.

Highlands State Bank
Financial Highlights
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,
	2011	2010
INCOME STATEMENT
Net interest income	$1,548	$1,428
Provision for loan losses	51	193
Non-interest income	138	107
Non-interest expense	1,408	1,264
Net income	227	78
Preferred stock dividends and accretion	(79)	(79)
Net income (loss) available to common stockholders	$148	$(1)

EARNINGS PER COMMON SHARE:
Net income available to common stockholders:
Basic and diluted	$0.08	$0.00

Weighted average common shares
Basic and diluted	1,788,262	1,788,262

SELECTED BALANCE SHEET DATA AT END OF PERIOD	3/31/2011	12/31/2010
Total loans	$123,502	$122,723
Allowance for loan losses	1,735	1,693
Investment securities	16,101	17,462
Total Assets	162,371	164,233
Total Deposits	140,385	136,399
Stockholders' Equity	16,211	16,107

Book value per common share	$5.98	$5.93
Tangible book value per common share	$5.53	$5.48

ASSET QUALITY
Non-accrual loans	$4,109	$4,144
Loans past due 90 days and still accruing	-	-
Troubled debt restructuring	827	827
OREO property	799	799
Allowance for loan losses to total loans	1.40%	1.38%
Non-performing loans to total loans	4.00%	4.05%

CONTACT:
Highlands State Bank
George Irwin, 973-764-3200